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                                     UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                                 Washington, DC 20549
                                        FORM 12b-25


SEC File Number - 0-30380
CUSIP NUMBER -

                        NOTIFICATION OF LATE FILING

(Check One): [ X ] Form 10-K and Form 10-KSB [    ] Form 20-F  [   ] Form 11-K
[    ] 10 Q   [    ] Form N-SAR

For Period ended:   December 31, 2000

[  ] Transition Report on Form 10K
[  ] Transition Report on Form 20-F
[  ] Transition Report on Form 11-K
[  ] Transition Report on From 10-Q
[  ] Transition Report on From N-SAR
For the transition period ended:


     Read Instruction (on back page) Before Preparing Form. Please Print or Type. Nothing in this form shall be construed to imply the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the items to which the notification relates:

PART I - REGISTRANT INFORMATION

Full Name of Registrant
                                     DIABETEX INTERNATIONAL CORPORATION

Former Name, if Applicable
				N/A

Address of Principal Executive Offices (Street and Number)
                                 142 FERRY ROAD, SUITES 1 & 2

City, State and Zip Code
                                 OLD SAYBROOK, CT 06475




PART II - RULES 12b - 25 and  (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12(b), the following should be completed. (Check box if appropriate)

                (a) The reasons described in reasonable detail
                            in Part III of this form
                     could not be eliminated without unreasonable
                          effort or expense;
[    ]

                (b) The subject annual report, semi-annual report, transition report on Form 10 K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filled on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q or portion thereof will be filed on or before the fifth

                  (c) The accountant's statement or other exhibit required
                        by Rule 12b-259(c) has been attached if applicable

PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 10-KSB, 20-F, 11-K, 10-Q, N-SAR, or the transition report portion thereof, could not be filed within prescribed time period.

                           (Attach extra sheets if necessary)

We were unable to file within the specified time period because we have been unable to have the audit completed. The current auditors Crouch, Beowolf have had personnel issues that have made it impossible to complete the audit in the specified period. We anticipate that they will be providing appropriate audit staff shortly. THE COMPANY INTIENS TO FILE ITS REPORT
ON FORM 10-KSB FOR THE YEAR ENDED DECEMBER 31, 2000 PROMPTLY
AFTER THE ASSIGNMENT OF AN AUDITOR.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.


Sebastian Paguni                        860                 395-1933
- -------------------------------    -----------------    --------------------
(Name)                                (Area Code)  (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities and Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed?  If
the answer is no, identify report(s)    [   ]  Yes   [ x ] No

10-QSB June 2000, 10-QSB Sept. 2000



(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
[   ] Yes  [ x] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

               DIABETEX INTERNATIONAL CORPORATION
                 --------------------------------------------------------------
               (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  April 2, 2001                                  By: /s/ Sebastian Paguni

                                                                Sebastian Paguni
                                                                Secretary